EIGHTH AMENDMENT TO

PROMISSORY NOTE

THIS EIGTH AMENDMENT TO PROMISSORY NOTE (this "Eighth Amendment") is entered into as of December 17, 2025, by and among Western Alaska Copper & Gold Company, an Alaska corporation, and Joe Piekenbrock, a resident of Colorado.  The amendments to the terms of the Original Note (as defined below) as set forth herein shall be effective as of November 1, 2025 (the "Effective Date").

RECITALS

A. Western Alaska Copper & Gold is the maker ("Maker) of and Joe Piekenbrock is the holder ("Holder") of that certain "Promissory Note" dated March 31, 2021, in the principal amount of three million, six hundred and ninety-eight thousand dollars ($3,698,000.00) (as amended, the "Original Note").

B. As of the date of this Eighth Amendment, the principal balance, including interest, of the Promissory Note is approximately $1,498,342.33

C. The interest rate of the Promissory Note was set at five percent (5.0%) commencing April 1, 2023 and shall accrue thereafter.

D. In the event that Maker's parent company, Alaska Silver Corp, closes a financing, a principal reduction payment equal to Six Percent (6%) of said financing, to be applied against the principal set forth in Recital (B) above, together with accrued interest on the outstanding principal balance of this Promissory Note, shall be due and payable upon closing of each such round.

E. Maker and Holder desire to amend the Promissory Note, effective as of the Effective Date, all as more fully set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Interest Rate. The "INTEREST RATE" section of the Promissory Note is amended and restated as follows:

INTEREST RATE. Commencing on November 1, 2025, interest shall accrue on the outstanding principal balance hereof at a rate equal to three and half per cent (3.5%) per annum.

2. Payments. The "PAYMENTS" section of the Promissory Note, as amended, is amended and restated as follows:

PAYMENTS. Maker shall make the following payments under this Promissory Note:

(i) monthly principal payments of $10,000.00 on the outstanding principal balance of this Promissory Note,

(ii) in the event that Maker's parent company, Alaska Silver Corp, closes a financing, a principal reduction payment equal to Six Percent (6%) of said financing to be applied against the principal set forth in Recital (B) above,

(iii) a payment of remaining balance and all accrued interest on the outstanding principal balance of this Promissory Note, due July 1, 2027.

2. Miscellaneous. If not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Promissory Note.  In the event of conflict between the terms hereof and the terms of the Promissory Note, the terms hereof shall control.  Upon full execution hereof, this Amendment shall be appended to the Promissory Note and shall be considered a part thereof for all purposes.

3. Counterparts. This Eighth Amendment may be executed in counterparts.  Any set of identical counterparts containing the signatures of all parties shall be deemed to constitute one instrument, and each such set of counterparts shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amendment effective as of the date first set forth above.

MAKER:

Western Alaska Copper & Gold Company, an Alaska corporation

By: /s/ Kit Marrs
Kit Marrs, President

HOLDER:

/s/ Joe Piekenbrock
Joe Piekenbrock